UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported):  June 13, 2013 (June 7, 2013)

Excel Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	333-173702	27-3955524
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

595 Madison Avenue, Suite 1101 New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 921-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 7, 2013, Excel Corporation (the “Company”) through its subsidiary, Excel Business Solutions, Inc. (“Excel”), entered into a Management Services Agreement (“Agreement”) with Tribul Merchant Services, LLC, Tribul, LLC, Tribul Cash, LLC, Tribul of America, LLC and Second Source Funding LLC (collectively, the “Tribul Entities”), each a New York limited liability company, under which Tribul Entities retained the services of Excel to perform management and administrative services (with respect to the apportionment and settlement of collected commissions, fees, payments, charges and/or “residual revenues” among banks, financial institutions, credit card processors, independent sales organizations (“ISOs”), super-ISOs, sales representatives, sales agents, ancillary service providers and merchants (collectively, and as more fully described in the Agreement,  “ISO Office Functions”)) as agent and on behalf of the Tribul Entities.

Under the terms of the Agreement, until Excel has purchased a minimum of $80,000 per month in residual revenues from ISOs and super-ISOs currently doing business directly with the Tribul Entities, the Tribul Entities will pay to Excel as the managing agent a service fee of $29,500 per month and reimburse Excel for its reasonable out-of-pocket expenses incurred in the course of performing the ISO Office Functions.  Excel was also granted a limited, non-transferable, non-exclusive, royalty-free license and access to utilize Tribul Entities’ online systems for purposes of performing the ISO Office Functions. Pursuant to the Agreement, the Tribul Entities are not allowed to enter into similar agreements with any third parties.

The Agreement is attached to this Current Report as Exhibit 10.1.  All descriptions of the Agreement herein are qualified in their entirety to the text of Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

10.1
Management Services Agreement, dated June 7, 2013, by and between Excel Business Solutions, Inc. and Tribul Merchant Services, LLC, Tribul, LLC, Tribul Cash, LLC, Tribul of America, LLC and Second Source Funding LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 13, 2013

EXCEL CORPORATION

By:	/s/ David Popkin
Name:	David Popkin
Title:	Chief Executive Officer